Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-1 of Lighting Science Group Corporation of our report dated July 1, 2009, relating to our audit of the consolidated financial statements of Lighting Science Group Corporation and Subsidiaries for the year ended December 31, 2008, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.
/s/ McGladrey & Pullen, L.L.P.
Dallas, Texas
November 6, 2009
McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.